Exhibit 10.16

March 15, 2023

Mr. Michael Meldman

Chairman

Discovery Land Consolidated, LLC

14605 N. 73rd Street

Scottsdale, AZ 85260

Dear Mr. Meldman:

This letter sets forth our arrangement regarding the purchase by certain subsidiary companies of Discovery Land Consolidated, LLC (“Discovery”) of rain enhancement equipment (the “Equipment”) that implements the ionization rainfall generation technology of Rain Enhancement Technologies, Inc. (the “Seller”) as described and priced more particularly on Exhibit 1. The following sets out the material terms of our arrangement.

1.	Scope. From the date first set forth above through December 31, 2025 (the “Term”), Discovery shall undertake commercially reasonable efforts to cause real estate development projects (the “Discovery Projects”) it manages to purchase Equipment for use in enhancing precipitation at or near Discovery Projects such as “Driftwood”, “Barbuda Ocean Club”, or “Homewood”, provided the Discovery Projects that shall proceed to purchase such Equipment shall be determined by Discovery in its sole discretion.

2.	Purchase of Equipment. Subject to the availability and pricing of the Equipment from Seller, Discovery will arrange for individual Discovery Projects (“Buyer” or “Buyers”) to purchase and take delivery of, Equipment at the Buyer’s site during the Term based on individual purchase contracts between Seller and Buyer (or its subsidiary or affiliate) that utilize the terms stated in this agreement (each an “Equipment PSA”). It is Discovery’s intent that Discovery Projects will purchase a minimum of $500,000 of Equipment during the Term based on an average price of $100,000 per installation (which shall include training and support services) at each Discovery Project (the “Purchase Commitment”) as further set forth in Exhibit 1 (the “Purchase Price”). Seller will honor the Purchase Price during the Term for up to $1,000,000 worth of Equipment should Buyer elect to purchase more than the $500,000 minimum. It is acknowledged and agreed that the Seller’s pricing for the Equipment set forth on Exhibit 1 shall be cost plus a commercially reasonable markup not to exceed 15%.

3.	Installation and Training. Upon mutual agreement, Seller shall deliver, install, and test the Equipment at the Discovery Projects, and Buyer shall utilize and operate the Equipment at such Discovery Project provided it is safe and legally permitted to do so, in Buyer’s reasonable discretion subject to applicable laws. Seller will provide training to staff at each Discovery Project on the use of the Equipment and provide a complete written operating instruction manual that is updated from time to time as needed. Seller will make available knowledgeable staff to provide remote product support (telephonic or by video link) at no additional cost to each Buyer (s) of the Equipment for the duration of the Warranty Period. Seller shall produce and/or procure replacement parts necessitated by ordinary and anticipated use during the Warranty Period.

4.	Payment. Each purchase by and shipment to a Discovery Project constitutes a separate sale, and Buyer shall pay for the Equipment within 30 days after the date of certification of operation at a Property is delivered to Buyer by Seller, unless otherwise stated in the applicable Equipment PSA.

5.	Equipment; Warranty Period. SUBJECT TO THE PRODUCT DESCRIPTION IN EXHIBIT 1 AND/OR THE EQUIPEMENT PSA, THERE IS AN EQUIPMENT WARRANTY OF 7 YEARS FROM THE DATE OF INSTALLATION, USE OR OPERATION (THE “WARRANTY PERIOD”). DISCOVERY AND/OR BUYER AND/OR BUYER’S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF WARRANTY IS THE REPAIR, REPLACEMENT OR REFUND OF THE PURCHASE PRICE FOR THE EQUIPMENT, AT SELLER’S SOLE AND ABSOLUTE DISCRETION. .. PROVIDED, HOWEVER, SELLER DOES NOT WARRANT ANY SPECIFIC RESULTS REGARDING THE ENHANCEMENT AND/OR INCREASE IN PRECIPITATION AT THE BUYER’S SITE OR GENERAL AREA. IN THE EVENT ANY REPAIR OR REPLACEMENT PARTS ARE REQUIRED DURING THE WARRANTY PERIOD AND PROCURED BY SELLER THE WARRANTY PERIOD SHALL BE EXTENDED TO COVER SUCH REPLACEMENT PARTS. IN NO EVENT SHALL SELLER BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR DIRECTLY OR INDIRECTLY RELATED TO THE INSTALLATION, USE OR OPERATION OF THE EQUIPMENT EXCEPT IN THE CASE WHERE THE EQUIPMENT IS DEFECTIVELY DESIGNED OR NEGLIGENTLY MANUFACTURED OR INSTALLED AND LIABILITY RESULTS DIRECTLY FROM SUCH DEFECTIVE DESIGN OR NEGLIGENT PRODUCTION OR INSTALLATION.

IN SUCH EVENT, ANY SUCH DAMAGES SHALL BE LIMITED TO THE SUM OF THE PURCHASE COMMITMENT ($500,000.00).

6.	Confidentiality. Except with respect to the issuance of press releases in accordance with paragraph 7 of this letter, neither Party shall disclose any information concerning the negotiations between them or the existence or substance of this Agreement, without the prior written consent of the other Party, except if, and to the extent that such Party is required to make any public disclosure or filing by applicable law, or pursuant to any rules or regulations of any securities exchange.

7.	Press Release. From time to time during the Term, Discovery, Buyer and Seller agree to issue one or more press releases or other public announcements about this arrangement. The content and terms of release of any such announcements shall be agreed to in advance by Discovery or an affiliated Buyer and Seller.

8.	Indemnification. Each of Seller and Buyer shall indemnify, defend and hold harmless the other for any all losses, damages, liabilities, and claims from third parties arising from this arrangement, the installation, use or operation of the Equipment, or the negligence of, or failure to comply with applicable law by, the indemnifying Party.

9.	Regulatory Compliance. Seller understands and agrees that it shall be responsible for manufacturing, delivering, and installing the Equipment in compliance with any applicable federal, state or local laws, regulations or codes (“Governing Law”). Seller shall provide updated information and guidance from time to time when it becomes aware of changes to Governing Law, or when reasonably requested by Buyer from time to time. Buyer shall operate the Equipment in accordance with Governing Law.

10.	State Law. This arrangement shall be governed by the laws of the State of Delaware without regard to its conflict of laws rules and regulations.

[Signatures Follow]

We greatly appreciate your interest in working with us and look forward to a mutually beneficial relationship.

Very truly yours,

RAIN ENHANCEMENT TECNOLOGIES, INC.

“Seller”

BY:	/s/ Paul T. Dacier
ITS:	Executive Chairman

Accepted and Agreed
DISCOVERY LAND CONSOLIDATED, LLC

“Discovery”

BY:	/s/ Schuyler Joyner
ITS:	Authorized Rep.